EXHIBIT 10.1

23 August 2011

Robert Stuchbery

President & CEO

Chaucer Holdings plc

Dear Bob:

As we begin our journey together, we want to thank you for the contributions you have made to Chaucer and acknowledge the critical role you play in driving our success in the future. In recognition of your importance, and our desire to retain your services and in consideration of your commitment to continue in the medium term as CEO of Chaucer Holdings plc, we agree to the following:

1.	(a) Retention Award. Subject to the terms and conditions set forth below, you have been granted a £1,400,000 (gross, subject to deduction of taxes and other statutory deductions) retention award (the “Award”). The Award will be payable to you by Chaucer in cash, and, provided you remain continuously employed with The Hanover Insurance Group, Inc. (“THG”) or one of its subsidiaries or affiliates (including, but not limited to, Chaucer Holdings plc or Chaucer Syndicates Limited) (THG and its subsidiaries and affiliates hereinafter referred to as the “Company”) through the specified vesting dates, will vest as to 50% (£700,000) on 4 July 2013 (the “Two Year Vesting Date”), and as to the remaining 50% balance (£700,000) on 4 July 2014 (the “Three Year Vesting Date,” together with the Two-Year Vesting Date, the “Vesting Dates”). Except as otherwise set forth below in subsection 1(d), amounts payable shall be paid to you by Chaucer on the first payroll date following the applicable Vesting Date.

The Company may, in its absolute and sole discretion, elect to accelerate either or both of the Vesting Dates of the Award as it deems appropriate.

(b) Except as expressly set forth in subsection 1(c), if your employment with the Company terminates for any reason prior to the applicable Vesting Date or, on that applicable Vesting Date, you are under notice of termination of employment (whether given by you or the Company), any non-vested portion of the Award shall be automatically cancelled and forfeited in its entirety and all liabilities of the Company hereunder shall cease and determine and you shall not have any claims against the Company in respect of such payments.

(c) Subject to subsection 1(d), if, prior to the applicable Vesting Date, your employment with the Company is terminated or you are under notice of termination (other than (i) by reason of the Company terminating your employment on grounds relating to your gross misconduct or under circumstances whereby, pursuant to the terms of the service agreement entered into between you and Chaucer Holdings plc dated 20 January 2010, as amended from time to time (the “Service Agreement”), you could be summarily dismissed by the Company without notice, or (ii) by reason of your resignation (save where you terminate your employment in response to a repudiatory breach of the Service Agreement by the Company)) you will still be entitled to receive any non-vested portion of the Award.

(d) Any entitlement under subsection 1(c) (except in the event of your death or in the event that the termination of your employment is a result of a genuine and material breach by the Company of the terms of the Service Agreement) will be contingent upon the execution by you of a compromise agreement which complies with the conditions regulating compromise agreements contained in section 203(3) of the Employment Rights Act 1996 on terms and conditions which are standard and customary in agreements of this nature for an employee of your seniority and satisfactory to the Company (at all times acting reasonably and in good faith in all respects), which will include, but not be limited to, a general release of all claims in favour of the Company and its affiliates, post-termination of employment restrictive covenants (which, for the avoidance of doubt, will be the same as, or no more onerous in effect than the restrictive covenants set out in clause 17 of your Service Agreement, except in respect of clause 17.4.1 of the Service Agreement which it is agreed shall be deleted in its entirety), confidentiality and non-disparagement provisions, along with other terms and conditions which are reasonable and satisfactory to the Company (at all times acting reasonably and in good faith in all respects) and which are standard and customary in agreements of this nature for an employee of your seniority. All payments under subsection 1(c) shall be made by Chaucer within thirty days after the applicable termination date, and where applicable, execution by you of the compromise agreement required by this subsection 1(d).

2.	Prorated Annual Bonus Payment. Notwithstanding clauses 5.4 and 14.2 of your Service Agreement, if, prior to 4 July 2014, your employment with the Company is terminated (other than (i) by reason of the Company terminating your employment on grounds relating to your gross misconduct or under circumstances whereby, pursuant to the terms of the Service Agreement, you could be summarily dismissed by the Company without notice or (ii) by reason of your resignation (save where you terminate your employment in response to a repudiatory breach of the Service Agreement by the Company)), you shall be entitled to a prorated payment of your non-contractual discretionary bonus award, if any, under the Chaucer Annual Bonus Scheme (as defined in clause 5.1 of your Service Agreement) and as such scheme is in effect immediately prior to your termination (the “Prorated AnnuaI Bonus Payment”). The Prorated Annual Bonus Payment shall equal 50 per cent, of your target award under such scheme multiplied by a fraction (never to exceed 1) the numerator of which is your number of days of active employment (i.e. not suspended in circumstances where it is lawful and reasonable for the Company to suspend you pursuant to clause 15.3 of your Service Agreement or on garden leave following the provision of notice of termination by either party or otherwise under notice of termination) with the Company from the commencement of applicable performance period until your termination date, and the denominator of which is the number of days in the performance period.

3.	Except to the extent set forth in this letter, nothing herein shall alter or modify the terms of your employment with the Company or entitle you on its termination to any additional rights against the Company or its affiliates. For the purposes of calculation and payment of any non-vested portion of the Award as provided for in this letter, your employment shall be deemed to terminate on the date on which notice of termination is given under your contract of employment by either party and not on the date of expiry of the applicable notice period. This shall not alter or modify any contractual entitlement you might have to notice of termination or a payment in lieu of notice or to any contractual benefits you are entitled to receive during any period of notice according to your Service Agreement.

Chaucer will deduct income tax under PAYE and any National Insurance contributions (and all and any other deductions required by law) from any retention award payable to you.

Any retention award payable to you will not be taken into account for the purpose of calculating pension contributions.

Except as provided for in this letter, all other terms and conditions of the Service Agreement and duties owed by you will continue in full force and effect.

The letter shall be governed by and interpreted in accordance with the laws of England. The parties to this letter hereby submit to the jurisdiction of the courts of England and Wales.

We are excited about the future and look forward to working with you to deliver success in the coming years.

Sincerely,

/s/ Bryan D. Allen	Chaucer Syndicates Limited
Senior Vice President and Chief HR Officer
The Hanover Insurance Group, Inc.	/s/ Robert V. Deutsch
Robert V. Deutsch
Agreed to and acknowledged:	Chairman

/s/ Robert Stuchbery
Robert Stuchbery